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2 0 1 8 R EP O R T T O S H A R EH O L D ER S

To Our Shareholders It is with great pleasure that we present the 2018 Report to Shareholders for Eagle Bancorp, Inc., and EagleBank, our principal subsidiary. We are especially proud that the financial results for 2018 represent a continuing trend of profitability, growth, and success for our Company. Net Income for the year was $152.3 million, which was another record level of annual earnings. Through 2018, we have achieved 40 consecutive quarters and 10 consecutive years of record, increasing operating income, dating back to 2009. These results continue to place our Company among the best-performing community banks in the U.S. Thank you, Ron Paul. Just as this Report to Shareholders was going to press, all of us at EagleBank were saddened by the sudden retirement of Chairman, President, and CEO Ron Paul. Financial highlights of 2018: Record net income of $152.3 million High quality of earnings, return on average assets of 1.91%, return on average tangible equity of 16.63% After founding EagleBank and guiding it through its first twenty years of success, Ron has encountered serious health issues that he felt would prevent him from performing his duties at the high level he always set for himself. We wish Ron all the best, and thank him deeply for his wise leadership, his extraordinary commitment, and his warm regard for each and every Bank employee, customer, and shareholder, and for this whole community he served so well. Total assets of $8.4 billion at year end, strong capital position with stockholders equity of $1.1 billion at year end 11.75% growth in average loans 11.35% growth in average deposits Continued excellent credit quality, annual net charge-offs to average loans of 0.05% Rest assured that EagleBank remains in expert hands, with former Vice Chairman Norman Pozez as the new Chairman of the Board, and longtime Senior Executive Vice President Susan G. Riel as interim President and CEO. On an operating basis, the earnings for the year 2018 represented a 33% increase over 2017, excluding one-time charges of $14.6 million in 2017, required as a result of the Tax Cuts & Jobs Act of 2017. The increase was 52% as compared to 2017 GAAP basis net income, the difference being attributable to a Deferred Tax Asset Adjustment as required by the Tax Cuts & Jobs Act of 2017, which reduced 2017 net income. We feel the comparison to 2017 operating income is a more accurate depiction of the financial performance year over year. The record 2018 earnings were achieved through the successful adherence to our Relationships FIRST approach to our customers and the market, and by consistently following our disciplined operating strategies. This allowed us to sustain strong revenue growth, a superior net interest margin, and excellent credit quality during the year. We also recognized the benefit of the reduced corporate tax rate implemented by the 2017 tax law. While our primary focus is always on profitability—and particularly Earnings per Share, which were $4.42 (diluted) for the year—we are also proud of the growth of the Bank and our customers. During 2018, we saw growth in average loans of 11.75%, or approximately $700 million. We are committed to our role as an active lender in our markets, fueling the growth of our communities and customers like those profiled in this report. Their success is one of the ways we measure our success. On the other side of the balance sheet, we also experienced a very successful year, with growth in average deposits of 11.35%, or $657 million. Core deposit growth remains strong, as we are able to provide the highest level of service and the technology-based products expected by our growing customer base. 1 Eagle Bancorp, Inc. 2018 Report to Shareholders

Ronald D. Paul, Chairman & CEO, and Norman R. Pozez, Vice Chairman The past year was a challenging one for financial institutions from an interest-rate perspective. The Federal Reserve raised short-term interest rates four times in 2018, causing a very flat yield curve that put pressures on bank lending and investment spreads. At 4.10%, EagleBank’s Net Interest Margin was excellent, among the highest in the industry. We were pleased to maintain the margin at that favorable level given the environment of increasing cost of funds, made even more challenging by both traditional and new competition. The credit quality statistics of our lending activities remain very strong, as the Bank remains committed to disciplined underwriting and focused portfolio administration practices. Net Charge-Offs for the year were only 0.05% of average loan balances, and our Allowance for Credit Losses was 430% of Problem Loans. Another key contributor to the profitability in 2018 was the Efficiency Ratio of 37.31%. This very favorable ratio is due primarily to our strategy of operating with a streamlined branch system, which allows for lower occupancy expenses. As with most banks, EagleBank is processing more transactions electronically than through our branches. Accordingly, we are making greater investments in the functionality and security of our IT systems, in Human Resources, and in our management infrastructure. Cybersecurity risk has received ongoing focus in our Company. We have continued a program of strong communication with both our clients and employees to mitigate this risk. In 2018 we enhanced our visibility in our market area by entering into a joint marketing agreement with D.C. United, the Washington-based MLS soccer team. We are proud to be the official Bank of D.C. United. In addition to the joint marketing activities, the relationship includes the EagleBank Club in the team’s new stadium and support of DC SCORES, a youth development nonprofit foundation. During the year we also strengthened our outreach educational programs. In addition to the scholarship programs we have in place with George Mason University, we increased our lecture and internship programs with several local colleges and universities. These programs are helping to develop the future leaders of our industry. Also in 2018, the EagleBank Foundation celebrated its 14th year. Since its inception the Foundation has raised over $3.9 million to support local hospitals in their efforts related to breast cancer treatment and research. EagleBank continues to see an excellent opportunity for growth due to our favorable position in the Washington metropolitan area. We are a well-respected member of the business community, known for our active, supportive, and relationship-based lending culture. We currently have the largest deposit share among local community banks, but with only 3% of the market, we have room for growth. In fact, we expect to see increased opportunities as a result of the market disruption fostered by M&A activity among our competitors. The Washington region continues to be a very attractive market in which to operate. It is the sixth-largest regional economy in the U.S. and is growing at a steady, sustainable pace. The expansion of the economic base is being driven by the private sector, not the federal government. Tech-related, education, and healthcare jobs are increasing throughout the region as the area’s workforce continues to be among the most educated in the U.S. We will continue to benefit as the lending acumen and certainty of execution we offer the market allow us to continue contributing to the strength and growth of the region. We are very pleased with the continued, consistent performance that EagleBank achieved in 2018, during which we celebrated our 20th anniversary. We were proud to recognize that milestone and look forward to many more during 2019 and beyond. We appreciate the efforts of our employees, officers, directors, and business partners that have led to our success. Most importantly, we are grateful for your continuing support as shareholders. Ronald D. Paul Chairman of the Board President and Chief Executive Officer Norman R. Pozez Vice Chairman of the Board 3 2 Eagle Bancorp, Inc. 2018 Report to Shareholders

EAGLEBANK
EAGLEBANK CLUB
EAGLEBANK CLUB

Putting the *community* in community banking.

D.C. United and EagleBank establish a partnership with shared goals.

For EagleBank, one of the most significant events of 2018 was the debut of Audi Field, the new home of D.C. United. Not just because we're soccer fans (we are), but because the new stadium represents a multi-year partnership between the Washington area's leading community bank and the most-decorated Major League Soccer team in the country.

The relationship conversations began in late 2016 as D.C. United was securing founding partners for its long-dreamed-of new stadium, along with financing to construct the $450M+ facility. EagleBank stepped forward, working through the D.C. Property Assessed Clean Energy (PACE) program to fund installation of state-of-the-art energy-supply and water-efficiency systems. As a result, Audi Field is one of the most environmentally sustainable buildings in the District.

The partnership makes EagleBank D.C. United's official and exclusive banking partner. In addition to substantial marketing and advertising opportunities, the relationship spawned the EagleBank Club at Audi Field, the largest premium space at the 20,000-seat venue.

Of greater long-term importance to the life of the community is the partnership's strengthening of D.C. United's multicultural and youth outreach programs. One of the best known is DC SCORES, a local nonprofit that organizes teams for kids in need, giving them the confidence and skills to succeed—on the field and as they grow into adults. In October 2018, EagleBank sponsored Fall Frenzy, the charity's annual elementary-school soccer tournament and community festival.

Along with DC SCORES, D.C. United's new reserve team, Loudoun United FC, have become EagleBank customers, bringing the partnership full circle.


DC SCORES




EAGLEBANK CLUB




EAGLEBANK CLUB


EAGLEBANK

4

Eagle Bancorp, Inc. 2018 Report to Shareholders 5

SWEETGREEN A real connection. Sweetgreen and EagleBank: a customer-first approach to serving the community. Looking for a local bank to provide support and partnership— a bank with high integrity and strong community ties—the three young entrepreneurs found EagleBank to be the perfect fit. Having EagleBank’s headquarters in Maryland made for a close, personal connection with banking partners who understood both the local DC market and the needs of a new company with ambitious goals. The founders of Sweetgreen believe in going beyond the transaction and creating a positive experience for every customer—much as the people at EagleBank believe in putting relationships first, listening and responding to each customer’s unique situation and goals. In Sweetgreen’s case, this alignment enabled the company to expand beyond its East Coast origins and open new stores across the country. The challenge for Sweetgreen now is scaling up on a national level what is essentially a local concept: serving communities by connecting their residents with food from small and mid-size local growers. It’s a challenge Nicolas, Jonathan, and Nathaniel welcome. With an entrepreneurial spirit in common, Sweetgreen will turn to EagleBank for continued support as it transforms from a healthy fast-casual eatery to a fully integrated food platform. Three friends graduate from college with big plans. That’s the beginning of many an entrepreneurial story. In this one, the three friends find a local bank that helps them bring those plans to fruition. A personal, meaningful relationship of incomparable value. Nicolas Jammet, Jonathan Neman, and Nathaniel Ru graduated from Georgetown University in 2007 with a mission: “to inspire healthier communities by connecting people to real food,” according to the website of Sweetgreen, the healthy fast-casual restaurant concept they co-founded. In EagleBank, the three friends behind Sweetgreen have found not only expert bankers with deep knowledge of the local market, but also a personal, meaningful relationship of incomparable value. Suzanne D. Hillman, CEO, Southern Management Corporation (L to R) Nathaniel Ru, Jonathan Neman, and Nicolas Jammet, Co-founders, Sweetgreen SOUTHERN MANAGEMENT CORPOR ATION Local makes a critical difference. When a CEO and her banking partners speak the same language, everything is transformed. “Other banks we approached about the Hotel just didn’t think it made sense,” says Suzanne. College Park at that time was not seen as a location that could support the kind of high-end hotel SMC envisioned. “But Tony and Ron could see the potential. And when the deal came down to the wire, Ron gave me his word that he’d see it through,” Suzanne says. And he did. “That’s the critical difference a local banking relationship makes,” she adds. Despite this alignment, it was years after EagleBank was established that SMC finally became a customer. “We had long-term relationships with large national banks that became increasingly difficult to maintain,” says Suzanne. When SMC needed a large line of credit, for example, those banking relationships began to fray. “Often, we would negotiate deal terms with our local bankers, only to have those terms altered or overruled by a bank’s national headquarters.” Determined to find a local banking partner, SMC did some comparison shopping among several area banks. That’s when EagleBank’s local expertise became evident. Suzanne was impressed with her main contact at EagleBank, Tony Marquez, executive vice president and chief real estate lending officer. “Tony knew the real estate business, he knew the local market, he knew our company and what we needed,” Suzanne says. “We really speak the same language,” she adds. So when SMC sought financing to develop The Hotel at the University of Maryland, Tony worked with the company to make it happen, despite the obstacles. Just ask Suzanne Hillman, CEO of Southern Management Corporation (SMC). SMC is the largest privately held residential property–management company in the Mid-Atlantic, with a portfolio of some 25,000 apartment homes, as well as office buildings and hotels and conference centers. A native of the DC area with a background in accounting, finance, and real estate, Suzanne was aware of Ron Paul, EagleBank CEO and co-founder, before EagleBank existed. Both had an accounting and real estate background. Both served on the Board of Directors of the University of Maryland. “Ron has always been very involved in the community,” Suzanne says. “And that’s so important to our company too.” “Tony and Ron could see the potential.” The Hotel helped spark a transformation of the area, where land values have tripled and many new businesses have moved in. And SMC, preparing for a new period of growth, is undertaking a transformation as well. “Our hotel division is growing; we’re reorganizing our operations and expanding our C-suite team,” Suzanne says. “We’re getting ready for new projects and looking forward to working with EagleBank to make things happen. 7 6 Eagle Bancorp, Inc. 2018 Report to Shareholders

IMPRESSIONS PEDIATRIC THER APY A whole different feeling. For a local business just getting started, EagleBank answers the call. That initial meeting was only the beginning. Since helping Monica and Gil secure an SBA loan for their original Camp Springs location, EagleBank helped the growing company open a second location in National Harbor. “It was a whole different feeling at EagleBank. Much more personal.” “You don’t sacrifice anything by using a local bank like EagleBank,” says Gil. “They have the same tools as larger banks. But it’s more a relationship than a transaction.” Now Impressions Pediatric Therapy is entering a new phase. Monica and Gil decided to purchase rather than rent their locations. EagleBank helped facilitate that transition. The Forestville location was purchased and renovations are currently underway, and with EagleBank’s help, the Tituses will expand to their third location. Starting your own business is both exciting and daunting. But imagine finally getting your business plan set, and then the big bank you’ve been working with won’t return your calls. Suddenly, starting up feels like starting over. That’s what happened to Monica and Gil Titus. A Howard University graduate with over 25 years of experience as an occupational therapist, Monica decided to start her own practice devoted to pediatric therapeutic services in a fun, family-friendly environment. With husband Gil as managing partner, she founded Impressions Pediatric Therapy in 2014. Without the help of that big bank. Fortunately, the couple’s realtor had a contact at EagleBank. He set up an appointment for the Tituses, who presented their business plan. Right away, Monica and Gil were surprised— in a good way. “It was a whole different feeling at EagleBank. Much more personal,” says Gil. “They were so receptive to our needs,” Monica says. “EagleBank was there for us when other banks weren’t,” says Gil. In the years ahead, Monica and Gil plan to call on EagleBank often. BORGER MANAGEMENT, INC. A relationship based on trust. A family business, a community bank, and a shared commitment. When your company manages the places where people live and work, you have a vital connection to the life of the community. When that company was founded by your grandfather nearly 90 years ago, that community connection is even more deeply felt. Meet G. Thomas (Tom) Borger, Chairman of Borger Management, Inc., a large DC-based firm that manages residential and commercial properties across the city and surrounding Maryland and Northern Virginia neighborhoods. Tom made his company one of EagleBank’s first customers, having had a business relationship for years with Ron Paul, the new bank’s CEO and co-founder. “Our company is really all about serving the communities we operate in,” says Tom, “and I knew Ron would share that commitment.” As EagleBank has grown, it has been able to increase its product offerings and enhance services that a large firm like Borger relies on—without the red tape of a national bank. “EagleBank operates in the same communities as Borger Management, Inc.,” adds Borger EVP Arianna Royster, “and going forward, automation and technology are going to be even more important for our business. EagleBank will help facilitate that.” “Technology is a big selling point for our tenants,” says Claudia. “It means convenience for them, and reduced overhead for us. EagleBank has provided a seamless experience all around.” “It’s been a long-standing relationship based on trust—on both sides,” says Tom. “But what really sets EagleBank apart in my mind is the deep involvement in this community. The senior leadership is so far ahead in their presence here. They’re a real force in this city.” “They have the flexibility to be real problem solvers.” “In our business, response time is crucial,” says Claudia Good, Borger’s CFO. “We’ve found that takes a local bank that understands our business and needs. With that understanding comes the flexibility to be real problem solvers.” Gil Titus, Managing Partner, and Monica Titus, President & CEO, Impressions Pediatric Therapy 9 8 Eagle Bancorp, Inc. 2018 Report to Shareholders (L to R) Arianna Royster, EVP; G. Thomas (Tom) Borger, Chairman; Claudia Good, CFO, Borger Management, Inc.

TELESIS CORPOR ATION Improving communities together. Telesis Corporation and EagleBank: the power of shared values. AKRIDGE The value of relationships. For a major real estate developer, the people of EagleBank always come through. If your company’s logo is based on a Chinese character that means “good community,” then working with a strong community bank just makes sense. So perhaps it was fate that brought Telesis Corporation and EagleBank together. Some business people focus only on the bottom line. Others see the value in personal relationships. Among those with the latter view is the senior leadership at Akridge, one of Washington, DC’s most prominent commercial real estate investors and developers. “We’ve been EagleBank customers for many years, as we have long-standing relationships with members of its executive team,” says Brian Cass, SVP and CFO of Akridge. Founder and Chairman John E. (Chip) Akridge III singled out Ron Paul (EagleBank co-founder and CEO) in particular. “It is unusual to find someone in a financial institution with such a strong understanding of the challenges real estate developers face,” he says. Ron Paul, Chairman and CEO, EagleBank, at Meso Scale Headquarters Founded in 1985, Telesis plans, finances, develops, and manages large-scale revitalization projects in cities around the country, principally in and around its home city of Washington, DC. And it operates as a certified B Corporation, a growing group of for-profit companies committed to using business to improve the quality of the environment, of communities, and of people’s lives. “We had a long-term banking relationship with [former EagleBank Vice Chairman] Bob Pincus,” says Telesis President and founder Marilyn Melkonian. “When Bob joined EagleBank, he introduced us to [EagleBank CEO and co-founder] Ron Paul. What a smart, gifted banker,” she says. “Great leadership is the key to a great bank,” Marilyn continues. “It’s rare to find people who have the patience, knowledge, and desire to really understand our business. We switched our company accounts to EagleBank—and I bought shares in the bank, something I don’t often do. But I believe in community banking as a two-way street.” As the two companies continue to grow, that street is looking more like an expressway. “EagleBank has become our one-stop shop for financing large projects,” says Marilyn. “In 2018, the bank’s FHA Multifamily Lending Group structured a bridge loan that allowed us to refinance existing debt on 300-plus units of affordable housing at Carver Terrace in Northeast [DC],” she says. Marilyn looks forward to taking on more such projects with EagleBank. “There’s flexibility and creativity in the relationship,” she says, “as well as a sense of continuity in philosophy. We have shared values. We see our future more clearly because of EagleBank.” MESO SCALE DIAGNOSTICS, LLC Listen, understand, and grow. For a biotech firm, a business partnership comes to life. “EagleBank has always come through for us,” Brian says. “They have become our go-to lender because they can often structure around our unique needs when other lenders cannot.” The DC area is a major hub of global biotech research and development. The I-270 Technology Corridor in Montgomery County, MD, in particular is alive with companies of all sizes doing leading-edge work in life sciences and technology. Meso Scale Diagnostics, LLC, (Meso Scale), is one of them. Founded in 1995, the Rockville, MD–based firm develops, manufactures, and markets instruments and assays for array-based biological measurements. Although a global company, Meso Scale is a believer in local banking. “EagleBank is our go-to lender.” Besides EagleBank’s flexibility, Chip and Brian appreciate their team’s stability and the personal nature of the working relationship. “EagleBank’s team is loyal to the bank and loyal to their customers,” says Chip. “I prefer a more personal relationship instead of a strictly business relationship with someone who could be here today and gone tomorrow.” “I like being able to pick up the phone and call Matt Leydig [EagleBank SVP, Commercial Real Estate] whenever I have a question or a request,” says Brian. As EagleBank has grown, it has been able to finance larger Akridge projects, such as 1701 Rhode Island Avenue and 1101 Sixteenth Street, to name two recent examples. “We look forward to continuing to work with EagleBank to finance our developments,” says Chip. “We’re part of the same community, support the same charities, root for the same local teams. We have a meaningful relationship with the people of EagleBank.” “We are big supporters of community banks as essential drivers of the American economy,” says Jacob Wohlstadter, CEO of Meso Scale. So when his team saw EagleBank’s growing presence in the region, “We were intrigued. We reached out for a meeting with [EagleBank CEO] Ron Paul, and have been working with EagleBank ever since.” In EagleBank, Jacob says, his company found a great partner. “We were looking for a business partner willing to listen, understand our business, and grow with us. EagleBank’s bespoke approach makes them a much more compelling partner than banks that might not be willing or able to spend the time to develop a personal relationship.” “We look forward to expanding our relationship.” Jacob also appreciates EagleBank’s responsiveness and real estate expertise. “In 2018, we had a unique opportunity to further expand our local operations,” he says, “and EagleBank helped to ensure that we were able to complete the transaction under fairly stringent timing conditions.” As his company and its banking partner both continue to grow, Jacob says: “We look forward to expanding our relationship. EagleBank understands the needs of growing companies. Individual attention, deep local knowledge, a thoughtful approach, and the ability to work with us on our particular needs are what truly set EagleBank apart.” 1101 Sixteenth Street “Great leadership is the key to a great bank.” Marilyn Melkonian, President & Founder, Telesis Corporation 11 10 Eagle Bancorp, Inc. 2018 Report to Shareholders

NTIVA

Partners in growth.

A local entrepreneur finds kindred spirits through an investment.

It seems some people are born entrepreneurs. Steven Freidkin, for example, founded his managed IT services company, Ntiva, when he was still in school.

Looking to grow some of his earnings, he invested in Fidelity & Trust Bank in 2004. "If I'm investing in them," Steven recalls thinking at the time, "I might as well bank with them, too." He did, and says he had nothing but "good experiences."

So when EagleBank acquired Fidelity & Trust in 2008, Steven remained with EagleBank as an investor, and for business and personal banking services.

The shares have done quite well, according to Steven. "But it's the service that's most important to me," he says. "With EagleBank, I could pick up the phone and talk to any senior-level executive anytime. They know their customers. They build relationships. And I like doing business with people I know," he adds.

Ntiva has grown from a company of one to more than 130 employees, providing tech support and cloud services to companies nationwide, although most are here in the DMV. Steven is looking to continue that growth.

"There are over 25,000 companies in this business," Steven says, "and we're in the top 50. But the pie is getting bigger, and pricing is getting squeezed." And with consolidation, he continues, "soon there will be only 5,000 companies in the field." To stay in the top 50, Ntiva is building organic sales and marketing efforts and seeking acquisition opportunities. And Steven knows EagleBank can help.

"They're large enough to get things done, but small enough to be flexible," he says, "not bureaucratic." Steven has also converted other businesses he's invested in into EagleBank customers. "I believe in partnering with other growing companies who can also help us grow," he says.

Spoken like a true entrepreneur.



"I like doing business with people I know."

Steven Freidkin, CEO, Ntiva



Maura Harty
CEO, ICMEC

INTERNATIONAL CENTRE FOR MISSING AND EXPLOITED CHILDREN

Act globally, bank locally.

Helping a small nonprofit with a big mission.

Former Ambassador Maura Harty had a problem. She didn't know the solution was right around the corner.

She had just taken up the position as CEO of the International Centre for Missing and Exploited Children (ICMEC), a nonprofit dedicated to eradicating child abduction, sexual abuse, and exploitation around the globe. Headquartered in Alexandria, VA, the organization had a banking "partner" that was acting like anything but.

"Our bank didn't seem to be paying us much attention," Maura recalls. "They couldn't even get our name right." She surmised that that's just how big banks treat little nonprofits, and noted, "We didn't know we could do better."

> "EagleBank has helped us be a better business."

Then she heard from John Vogt, an old friend from their student days at the Georgetown University School of Foreign Service. He had just been named SVP of Enterprise Banking at EagleBank. "John's an incredible networker," Maura says. "He really liked our mission and, well, he can be very persuasive." Maura asked him to have a conversation with her Chief Operating Officer, who would make the final decision. EagleBank has been ICMEC's bank ever since.

"They've introduced us to many high-quality partners," says Maura. "But, more than that, they took the time to get to know us. We're a small organization, but they never treated us that way. EagleBank has helped us be a better business. It's a strong collaboration.

"They're all such decent people—we just *like* them!" Maura says. "We're delighted to finally have a banking relationship that feels like a friendship."

Six-Year Summary of Selected Financial Data

		YEARS ENDED DECEMBER 31						
		2018	2017	2016	2015	2014	2013	Five-Year Compound Growth Rate
BALANCE SHEET - PERIOD END (dollars in thousands)	Securities	$ 784,139	$ 589,268	$ 538,108	$ 504,772	$ 404,903	$ 389,405	15%
	Loans held for sale	19,254	25,096	51,629	47,492	44,317	42,030	-14%
	Loans	6,991,447	6,411,528	5,677,893	4,998,368	4,312,399	2,945,158	19%
	Allowance for credit losses	69,944	64,758	59,074	52,687	46,075	40,921	11%
	Intangible assets, net	105,766	107,212	107,419	108,542	109,908	3,510	98%
	Total assets	8,389,137	7,479,029	6,890,096	6,075,577	5,246,684	3,771,503	17%
	Deposits	6,974,285	5,853,984	5,716,114	5,158,444	4,310,768	3,225,414	17%
	Borrowings	247,709	618,466	285,390	141,284	279,224	119,771	16%
	Total liabilities	7,280,196	6,528,591	6,047,297	5,336,976	4,625,925	3,377,640	17%
	Preferred shareholders' equity	-	-	-	-	71,900	56,600	-100%
	Common shareholders' equity	1,108,941	950,438	842,799	738,601	548,859	337,263	27%
	Total shareholders' equity	1,108,941	950,438	842,799	738,601	620,759	393,863	23%
	Tangible common equity [1]	1,003,175	843,226	735,380	630,059	438,951	333,753	25%
STATEMENT OF OPERATIONS (dollars in thousands)	Interest income	$ 393,286	$ 324,034	$ 285,805	$ 253,180	$ 191,573	$ 157,294	20%
	Interest expense	76,293	40,147	27,640	19,238	13,095	12,504	44%
	Provision for credit losses	8,660	8,971	11,331	14,638	10,879	9,602	-2%
	Noninterest income	22,586	29,372	27,284	26,628	18,345	24,716	-2%
	Noninterest expense	126,711	118,552	115,016	110,716	99,728	84,579	8%
	Income before taxes	204,208	185,736	159,102	135,216	86,216	75,325	22%
	Income tax expense	51,932	85,504	61,395	51,049	31,958	28,318	13%
	Net income	152,276	100,232	97,707	84,167	54,258	47,007	27%
	Preferred dividends	-	-	-	601	614	566	-100%
	Net income available to common shareholders	152,276	100,232	97,707	83,566	53,644	46,441	27%
	Total revenue	339,579	313,259	285,449	260,570	196,823	169,506	15%
PER COMMON SHARE DATA	Net income, basic	$ 4.44	$ 2.94	$ 2.91	$ 2.54	$ 2.01	$ 1.81	20%
	Net income, diluted	4.42	2.92	2.86	2.50	1.95	1.76	20%
	Book value	32.25	27.80	24.77	22.07	18.21	13.03	20%
	Tangible book value [2]	29.17	24.67	21.61	18.83	14.56	12.89	18%
	Common shares outstanding	34,387,919	34,185,163	34,023,850	33,467,893	30,139,396	25,885,863	6%
	Weighted average common shares outstanding, basic	34,306,336	34,138,536	33,587,254	32,836,449	26,683,759	25,726,062	6%
	Weighted average common shares outstanding, diluted	34,443,040	34,320,639	34,181,616	33,479,592	27,550,978	26,358,611	5%
RATIOS	Net interest margin	4.10%	4.15%	4.16%	4.33%	4.44%	4.30%	
	Efficiency ratio [3]	37.31%	37.84%	40.29%	42.49%	50.67%	49.90%	
	Return on average assets	1.91%	1.41%	1.52%	1.49%	1.31%	1.37%	
	Return on average common equity	14.89%	11.06%	12.27%	12.32%	13.50%	14.60%	
	Return on average tangible common equity [1]	16.63%	12.54%	14.19%	14.69%	14.27%	14.77%	
	CET1 capital (to risk weighted assets) [4]	12.49%	11.23%	10.80%	10.68%	-	-	
	Total capital (to risk weighted assets)	16.08%	15.02%	14.89%	12.75%	12.97%	13.01%	
	Tier 1 capital (to risk weighted assets)	12.49%	11.23%	10.80%	10.68%	10.39%	11.53%	
	Tier 1 capital (to average assets)	12.10%	11.45%	10.72%	10.90%	10.69%	10.93%	
	Tangible common equity ratio	12.11%	11.44%	10.84%	10.56%	8.54%	8.86%	
ASSET QUALITY (dollars in thousands)	Nonperforming assets and loans 90+ past due	$ 17,671	$ 14,632	$ 20,569	$ 19,091	$ 35,667	$ 33,927	
	Nonperforming assets and loans 90+ past due to total assets	0.21%	0.20%	0.30%	0.31%	0.68%	0.90%	
	Nonperforming loans to total loans	0.23%	0.21%	0.31%	0.26%	0.52%	0.84%	
	Allowance for credit losses to loans	1.00%	1.01%	1.04%	1.05%	1.07%	1.39%	
	Allowance for credit losses to nonperforming loans	429.72%	489.20%	330.49%	397.95%	205.30%	165.66%	
	Net charge-offs	$ 3,475	$ 3,286	$ 4,945	$ 8,026	$ 5,724	$ 6,173	
	Net charge-offs to average loans	0.05%	0.06%	0.09%	0.17%	0.17%	0.23%	

[1] Tangible common equity, a non-GAAP financial measure, is defined as total common shareholders' equity reduced by goodwill and other intangible assets.
[2] Tangible book value per common share, a non-GAAP financial measure, is defined as tangible common shareholders' equity divided by total common shares outstanding.
[3] Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
[4] Not applicable to fiscal years prior to 2015.

12

Eagle Bancorp, Inc. 2018 Report to Shareholders 13

Balanced Loan and Deposit Growth Net Income Available to Common Shareholders for Years Ending $160,000,000 $120,000,000 Compound Annual Growth Rate* Total Loans: 19% Compound Annual Growth Rate* Total Deposits: 20% Compound Annual Growth Rate*: 36% $80,000,000 $40,000,000 $0 200820092010201120122013 2014 2015 2016 2017 2018 *CAGR excludes years with negative or zero values. Asset Quality Earnings Per Diluted Share $7,000,000,000 18% 16% Total Loans $6,000,000,000 14% 12% $5,000,000,000 Total Loans ($) Non Performing Assets to Total Assets (%) $4,000,000,000 10% 8% $3,000,000,000 Assets to Net Charge-Offs to Average Loans (%) 6% 4% $2,000,000,000 $1,000,000,000 2% 0% $0 20082009 2010 2011 2012 2013 2014 2015 2016 2017 2018 Capital Levels Total Shareholder Return Performance $1,350,000 $1,200,000 $1,050,000 $900,000 1,200 Compound Annual Growth Rate* Eagle Bancorp, Inc. 25.0% Nasdaq Composite Index 16.8% S&P 500 Index 13.1% KBW Nasdaq Regional Banking Index 6.5% 1,000 Common EGBN 800 Shareholders’ Equity Total Regulatory Capital Total Regulatory Capital $750,000 $600,000 600 $450,000 $300,000 400 200 $150,000 $0 0 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 20082009 2010 2011 2012 2013 2014 2015 2016 2017 2018 NOTES Regulatory Capital consists of Shareholders’ Equity plus Allowance for Loan Losses plus Qualifying Debt (i.e. Subordinated Notes) less Intangibles. 2012 - Raised $45 million of Common Stock at an average price of $15.74 per share, as adjusted for a 10% stock dividend paid on the common stock on June 14, 2013. 2014 - Raised $70 million of Subordinated Notes due 2024 at 5.75%. 2015 - Raised $100 million of Common Stock at $35.50 per share. 2016 - Raised $150 million of Subordinated Notes due 2026 at 5.00%. 15 14 Eagle Bancorp, Inc. 2018 Report to Shareholders Index Value $5.00 $4.00 $3.00Compound Annual Growth Rate*: 23% $2.00 $1.00 $0 20082009201020112012201320142015201620172018 $7,000,000,000 $6,000,000,000 $5,000,000,000 $4,000,000,000 $3,000,000,000 $2,000,000,000 $1,000,000,000 $0 2008 2009201020112012 201320142015201620172018

TCelebrathing our outstaending employees, thebpeople who meake EagleBasnk work for ytou. in the field. An annual report is a showcase of numbers. But banking—especially community banking— isn’t really about numbers. It’s about people. Our people helping people build the businesses that build up our community. And in the process, building a rewarding career for themselves, in a workplace where each person is respected, empowered, and encouraged to excel. The EagleBank family takes a break for the camera during the employee picnic, held September 30, 2018, at Audi Field. Everyone enjoyed a day of fun, food, and games on the field, as well as in the EagleBank Club at the new home of D.C. United. 17 16 Eagle Bancorp, Inc. 2018 Report to Shareholders

Board of Directors Ronald D. Paul * Chairman, President & Chief Executive Officer of Eagle Bancorp, Inc. Chairman & Chief Executive Officer of EagleBank President of RDP Management, Inc. Norman R. Pozez * Vice Chairman of Eagle Bancorp, Inc. Vice Chairman of EagleBank Chairman & Chief Executive Officer of Uniwest Companies Leslie M. Alperstein, Ph.D. * President of Washington Analysis, LLC Thomas E. Burdette, CPA ** Founding Partner of Burdette Smith and Bish, LLC Joann Kay DiMeglio ** Principal of JKD Management, LLC Dudley C. Dworken * Principal of Dworken Associates, LLC Steven L. Fanaroff ** Managing Director of Fanaroff & Steppa, LLC and Bedrock Asset Management Harvey M. Goodman * President of Goodman-Gable-Gould Adjusters International Lynn Hackney ** Founder of Allyson Capital Benson Klein, Esquire ** Counsel to Protas, Spivok & Collins, LLC Leslie Ludwig ** Co-founder of L&L Advisors Kathy A. Raffa, CPA * Office Managing Partner of Marcum LLP’s Washington, DC, Region Susan G. Riel * Executive Vice President of Eagle Bancorp, Inc. Senior Executive Vice President & Chief Operating Officer of EagleBank Donald R. Rogers, Esquire * Principal of Shulman Rogers Gandal Pordy & Ecker, P.A. James A. Soltesz, PE ** Chief Executive Officer of Soltesz, Inc. Benjamin M. Soto, Esquire ** Principal of Premium Title & Escrow, LLC Leland M. Weinstein * *** Chief Executive Officer of Newbridge-Turing, LLC Executive Officers Ronald D. Paul Chairman, President & Chief Executive Officer of Eagle Bancorp, Inc. Chairman & Chief Executive Officer of EagleBank Susan G. Riel Executive Vice President of Eagle Bancorp, Inc. Senior Executive Vice President & Chief Operating Officer of EagleBank Charles D. Levingston, CPA Executive Vice President & Chief Financial Officer of Eagle Bancorp, Inc. and EagleBank Antonio F. Marquez Executive Vice President of Eagle Bancorp, Inc. Executive Vice President & Chief Commercial Real Estate Lending Officer of EagleBank Lindsey S. Rheaume Executive Vice President of Eagle Bancorp, Inc. Executive Vice President & Chief Commercial & Industrial Lending Officer of EagleBank Janice L. Williams, Esquire Executive Vice President of Eagle Bancorp, Inc. Executive Vice President & Chief Credit Officer of EagleBank Stock Exchange Listing Common shares of Eagle Bancorp are traded on the Nasdaq Capital Market under the symbol EGBN. Transfer Agent and Registrar Computershare Trust Company, NA P.O. Box 30170 College Station, TX 77842-3170 1.877.282.1168 www.computershare.com Our Values: Relationships F-I-R-S-T Flexible We begin our relationships based on our time-tested tradition of listening to our customer, collaborating with colleagues, and designing a comprehensive, creative solution that brings value to and appreciation from our customer. We enhance the relationship with empowered, “Yes, We Can” service and live up to our strong belief that formulas don’t make good banking sense, relationships do. Being entrepreneurial—it is our differentiator. Involved We build our relationships by developing a rapport that is based on partnership, mutual respect, and a desire to delight. We are unwavering in our commitment to the goals and growth of our customers, colleagues, and community through volunteerism. We believe that doing the little extras and staying involved with our customer demonstrates our difference. Responsive We shape our relationships by taking ownership for being ever-responsive, from beginning to end, day in and day out. We understand that reliable, accurate, and time-sensitive communication is fundamental to preserving reputation and relationships, internally and externally. Strong We strengthen our relationships each time we are called upon for our expertise and know-how. We are committed to enhancing our professional knowledge in order to remain credible, current, and strong partners with our customers, colleagues, and community. Our history of sustaining a well-capitalized and profitable position emphasizes our strength and reinforces our relationships. Trusted We uphold our relationships with honesty, openness, and reliability. We can be counted on to do “the right thing.” We understand that underlying a sound, long-lasting relationship is the essential element of trust. Trust can be lost in a moment, so we are vigilant in our actions and words. Corporate Offices 7830 Old Georgetown Road, Third Floor Bethesda, MD 20814 301.986.1800 Investor Relations 7830 Old Georgetown Road, Third Floor Bethesda, MD 20814 240.497.2040 investorrelations@EagleBankCorp.com Counsel Buckley LLP 1250 24th Street, NW Suite 700 Washington, DC 20037 Independent Registered Public Accounting Firm Dixon Hughes Goodman LLP 809 Glen Eagles Court Suite 200 Baltimore, MD 21286 Annual Meeting Bethesda Marriott Hotel 5151 Pooks Hill Road Bethesda, MD 20814 Thursday, May 16, 2019, at 10:00 a.m. Form 10-K The Company’s Form 10-K may be obtained, free of charge, by contacting: Jane E. Cornett Vice President & Corporate Secretary Eagle Bancorp, Inc. 7830 Old Georgetown Road, Third Floor Bethesda, MD 20814 240.497.2041 jcornett@EagleBankCorp.com EagleBank: Member Federal Deposit Insurance Corporation Equal Housing Lender Member Federal Reserve System Member Federal Home Loan Bank of Atlanta Affirmative Action/Equal Opportunity Employer ©2019 Eagle Bancorp, Inc. Our Mission For more 2018 financial information about Eagle Bancorp, Inc., visit our Investor Relations page at www.EagleBankCorp.com. We have a mission to be the most respected and profitable community bank. To do this, we put relationships first to the delight of our customers, employees, and shareholders, and relentlessly deliver the most compelling service and value. *Director of EagleBank and Eagle Bancorp, Inc. **Director of EagleBank only ***Lead Director of Eagle Bancorp, Inc. 19 18 Eagle Bancorp, Inc. 2018 Report to Shareholders

Virginia

Alexandria
277 S. Washington Street
Alexandria, VA 22314
703.956.5075

Ballston
4420 N. Fairfax Drive
Arlington, VA 22203
571.319.4800

Chantilly
13986 Metrotech Drive
Chantilly, VA 20151
703.378.0010

Dulles Town Center
45745 Nokes Boulevard
Suite 150
Sterling, VA 20166
703.230.1515

Fairfax
11166 Fairfax Boulevard
Fairfax, VA 22030
703.359.4100

Merrifield
2905 District Avenue
Suite 190
Fairfax, VA 22031
571.319.4900

Reston
12011 Sunset Hills Road
Reston, VA 20190
571.319.4848

Rosslyn
1919 N. Lynn Street
Arlington, VA 22209
571.319.4855

Tysons Corner
8245 Boone Boulevard
Tysons Corner, VA 22182
703.752.9360

Maryland

Bethesda
7815 Woodmont Avenue
Bethesda, MD 20814
240.497.2044

Chevy Chase
5480 Wisconsin Avenue
Suite 5476B
Chevy Chase, MD 20815
301.280.6800

Park Potomac
12505 Park Potomac Avenue
Potomac, MD 20854
301.444.4520

Shady Grove
9600 Blackwell Road
Rockville, MD 20850
301.762.3076

Silver Spring
8665-B Georgia Avenue
Silver Spring, MD 20910
301.588.6700

Twinbrook
12300 Twinbrook Parkway
Suite 100
Rockville, MD 20852
301.287.8500

Washington, DC

Dupont Circle
1228 Connecticut Avenue, NW
Washington, DC 20036
202.466.3161

Gallery Place
700 7th Street, NW
Washington, DC 20001
202.628.7300

Georgetown
3143 N Street, NW
Washington, DC 20007
202.481.7025

K Street
2001 K Street, NW
Washington, DC 20006
202.296.6886

McPherson Square
1425 K Street, NW
Washington, DC 20005
202.408.8411

Other Offices

Premier Banking
2001 K Street, NW
Suite 150
Washington, DC 20006
202.292.1630

Commercial Lending
7830 Old Georgetown Road
Bethesda, MD 20814
240.497.2075

2001 K Street, NW
Suite 150
Washington, DC 20006
202.292.1629

8245 Boone Boulevard
Suite 820
Tysons Corner, VA 22182
703.277.2200

FHA Multifamily Lending
7830 Old Georgetown Road
Bethesda, MD 20814
240.497.2075

Residential Real Estate Lending
6010 Executive Boulevard
Suite 300
Rockville, MD 20852
301.738.7200

12011 Sunset Hills Road
Reston, VA 20190
703.230.1531

Eagle Insurance Services, LLC
7830 Old Georgetown Road
Bethesda, MD 20814
240.497.2075

Investment Advisory Services
7830 Old Georgetown Road
Bethesda, MD 20814
240.497.2075


MD
Rockville
LOUDOUN COUNTY
Potomac
270
MONTGOMERY COUNTY
Sterling
495
HQ
Silver Spring
Bethesda
Reston
DC
66
RHQ
RHQ
Chantilly
Tysons Corner
Rosslyn
FAIRFAX COUNTY
66
Merrifield
ARLINGTON
Fairfax
295
395
ALEXANDRIA
VA
495
Branch Office
Corporate Headquarters
Regional Headquarters

20

EagleBankCorp.com